Digital Power Corp. Appoints New Director to the Board

FREMONT, Calif., July 9, 2008, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) today announced the appointment of a new Director to the Board.

Digital Power has appointed Mr. Israel Levi as an independent director of the Company. Mr. Levi is a seasoned Telecommunications Technology and Business Operations Executive with multi-disciplinary expertise in management of Operations, Quality, IT, Systems, Technology and R&D organizations.

From 1989 to 2007 Mr. Levi served as an officer and held senior management positions with Harmonic, Inc. including Senior Vice President of Worldwide Operations and Quality, Senior Vice President of Systems and Technology and Senior Vice President of R&D.
Harmonic, Inc. is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. Harmonic, Inc. is also the Company’s customer for many years.
Mr. Levi holds a Master degree in Electrical Engineering and is named as an inventor on 5 patents.

Commenting on the appointment, Mr. Amos Kohn, President and CEO of the Company, said “Israel Levi is a great addition to the Board of Directors. Mr. Levi has broad industry and management experience, and I am confident that he will contribute to the achievement of the Company’s goal to significantly grow the company in the next few years”.

Digital Power designs, develops, manufactures, markets and sells advanced switching Power Supply solutions to military applications, medical industry, telecommunications, data communications, test and measurement equipment, industrial/automation and instrumentation manufacturers. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.